Exhibit 23(c)


                           CONSENT OF INDEPENDENT AUDITORS
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          The Board of Directors
          Photronics, Inc.:


          We consent to the incorporation by reference in the registration statement on Form S-3 of Photronics, Inc. of our report dated November 18, 1994, except as to Note 8 which is as of November 30, 1994, with respect to the balance sheet of Hoya Micro Mask, Inc. as of March 31, 1994 and 1993, and the related statements of operations and accumulated deficit, and cash flows for the years then ended, which report appears in the Form 8-K/A of Photronics, Inc. dated January 27, 1995 and to the reference to our firm under the heading "Experts" in the prospectus.

                                             KPMG Peat Marwick LLP

          San Jose, California
          July 7, 1995